EXHIBIT 99.2

American Eagle Outfitters, Inc.
Third Quarter 2004
Conference Call Transcript - November 11, 2004

 Operator

 Good morning. My name is Tamara, and I will be your conference facilitator today. At this time I would like to welcome everyone to the American Eagle Outfitters third quarter earnings conference call. All lines have been placed on mute to prevent any background noise. After the speakers' remarks there will be a question and answer period.  Thank you. Mr. James, O'Donnell, Chief Executive Officer, sir, you may begin.

James O'Donnell  - American Eagle Outfitters Inc - CEO

   Thank you, Tamara. Good morning, everyone. This is Jim O'Donnell. Other participants today include Roger Markfield, Laura Weil, Susan McGalla, and Michael Leedy. If you need a copy of the third quarter press release, it's available on our website, AE.com, or you can call Cindy Jones at (724)779-5251.

 Before we begin I need to remind everyone that during this conference call, members of managements will make certain forward-looking statements based upon information which represent the Company's current expectations or beliefs. We caution investors that actual results may differ materially from those expectations or beliefs based on risk factors described in our quarterly and annual reports filed with the SEC.

 I'm quite pleased with our third quarter financial performance which dramatically exceeded our expectations. In fact sales and profit margins reached record levels in the third quarter. The primary keys to our success were comprehensive and consumer appropriate merchandise assortments for back-to-school and fall season. Comp store sales increased 25 percent in the quarter. Sales combined with a significant reduction in merchandise markdowns drove a 900 basis point improvement in gross margin leading to record third quarter earnings, which were three times higher than last year. I cannot emphasize enough the importance of the process changes we implemented late last year. Our design and merchandise groups are now working in lock step.  And, across the entire company, we are operating more effectively. I am extremely proud of our entire organization for executing to record levels. But it doesn't stop here. We have tremendous opportunities for continued growth within the American Eagle brand, as well as our pursuit of another U.S. concept.

 Our cash position is strong with cash and short term investments totaling $385 million, increasing by $179 million from the end of the third quarter last year. Based on strong cash flow and signaling confidence in our future, we initiated a dividend payment at the annual rate of 24 cents per share. We paid our first quarterly dividend of 6 cents per share last month.

 Now, a few store highlights. So far this year we've opened 36 U.S. locations and closed 5 underperforming stores. In Canada, we opened 4 AE stores and closed 1, and at Bluenotes, we opened 2 stores and closed 4 locations. We are on track to open 10 additional AE stores this year giving us square footage growth of 7 percent for the year.  New stores continue to perform extremely well. Newer markets including Hawaii, Puerto Rico, and Quebec continue to exceed our expectations. We are also performing well in alternative real estate formats including lifestyle centers, urban locations, and mill centers, giving us confidence that we can operate anywhere from 900 to 1000 locations in the U.S. This provides us with several more years of store growth. We expect to open roughly 30 to 40 stores per year going forward. Renovating older stores has been an ongoing initiative for us. These continue to experience strong sales increases significantly above the current comp trend. We will continue to renovate anywhere from 60 to 70 stores next year. At the end of the year, we will have 225 stores yet to be remodeled.

On Bluenotes, sales trends remain inconsistent; yet, operating margins continued to improve in the third quarter due primarily to lower markdowns. This quarter, the business lost 1 cent per share compared to a 2 cent loss last year. While we are obviously not satisfied with this performance, we continue to manage the business prudently and work towards achieve stronger operating results.

Now I'd like to comment briefly on current business and our long-term growth strategy. As Roger will discuss, we are absolutely thrilled with our holiday assortment. It looks great, and we are realizing a positive sales trend to date. Currently we expect to have a productive fourth quarter with a significant increase in earnings, which Laura will review with you in a few minutes.

 Looking forward to next year, we are working diligently to maintain our momentum and to continue to grow market share. We've identified areas of opportunity within our merchandise assortments and anticipate incremental sales growth. Also, launching new merchandise systems will assist us in achieving improved profitability. One of the key marketing team goals is to continue to build emotion and loyalty around the American Eagle brand. We will continue to upgrade our organization through new talent hires and internal promotions thus assisting us to achieve our long-term goals as well as developing a new U.S. concept which we expect to open in 2006. At American Eagle we are very excited about the future and expect continued success and growth. Now here's Roger.

 Roger Markfield  - American Eagle Outfitters Inc - Vice Chairman and President

   Thanks, Jim. Good morning, everybody. I am delighted with our third quarter performance. Yes, we had a great first half of the year, but sales trends accelerated with our back-to-school and fall assortment. Our stores were clean, fresh and colorful and featured strong key items that delivered great value. We stayed absolutely focused on our customer message of lifestyle and value through AE brand- defining items such as denim, polos, and hoodies.

Our denim business, both men's and women's, was truly compelling. We are the denim destination for our customers, and we will continue to drive this business in every month of the year. New NPD data ranks AE jeans as the third most purchased specialty retail denim brand, up from sixth place last fall and second with the 15 to 25 years old. Our concerted design, marketing, and merchandising efforts continue to make AE jeans dominant among our target customers. Another survey shows that our age group thinks AE is among the coolest brands out there. That's vital to our branding, of course, but it's really only a good thing if the customer follows through and buys. The American Eagle customer has great follow through.

While denim continues its growth as a cornerstone of our brand, importantly, sales strength in the third quarter was broad-based. Both men's and women's achieved a positive comp increase in the mid 20s and most merchandise categories produced a double-digit comp increase.

The steady improvements in our business stem from key design initiatives and fashion right changes to our fits, styling and fabrics. We're closer to our customers than ever, seeking and getting continual feedback and making sure we always deliver what they want.

Third quarter sales metrics reflect our strong product performance and significantly reduced markdowns and promotions. The average unit retail price increased in the low double digits. The number of transactions per store increased in the mid-teens. Units per transactions were up in the low single digits, and units sold per store increased in the high teens.

We are very pleased with our e-commerce business which continues its solid growth quarter after quarter. Sales in the quarter were up 35 percent and profitability doubled over last year. We began shipping internationally this quarter. Our record gross margin was driven by a 670 basis point increase in the merchandise margin. Lower product cost drove a 150 basis point increase in our IMU. The rest of the improvement stemmed from a dramatic drop in our markdown rate, due to increased full price selling and fewer promotions. Coupon distribution was down 60 percent compared to last year, with discounts offered only in direct mail pieces with a strong image and brand building component. We have also reduced money card distributions and increased the threshold rate which is yielding higher profitability. With holiday off to a good start at this point we expect to remain less promotional.

We set holiday two weeks ago, entering the season with exciting energy behind us. Our customers are responding. They love our takes on key fashion holiday items, and judging by early indications, we think this could be a very, very solid Christmas for us.

I'm convinced that we are hitting two holiday targets at the same time. Getting and gifting. Customers can quickly fill their own fashion needs and just as quickly grab many of the gifts they need for friends and family. We set out to be the gift giving destination, and we executed to that with a focused assortment of key items. And our wholesome brand plays across all generations. Parents and grandparents can find the gifts they need in a warm and friendly environment. Our holiday tag line says it all: Good friends, good times, great gifts.

 Our stores are absolutely beautiful for holiday, full of exciting color and magnetic displays. It's all about polos, denim, hoodies, track jackets, down vests, and women's sweaters this year. And we have the right assortment of cold weather accessories, bags, and boots making our store shopping experience irresistible. We also proudly feature a charity bracelet promotion this holiday and a strong promotion after Thanksgiving with Sony Connect. Both technology and music are very important to our customers. I invite you all to shop in what we think is the best store in the mall for holiday. American Eagle Outfitters has become the dominant go-to brand for the widest segment of high school and college students. We are in a great place with our target customers right now and we intend to stay there.

Spring is right around the corner and we are excited about our opportunity. While we had a solid spring and summer this year we have identified a number of areas that were not maximized. We feel great about upcoming fashion trends, knowing that it matches up perfectly with American Eagle's key strengths. We gained a lot of ground over the past nine months and we are excited about the future and fully committed to continue strengthening our brand positioning and market share. I want to take this time to wish everyone listening a great, happy and successful holiday season. Now here's Laura.

 Laura Weil  - American Eagle Outfitters Inc - EVP and CFO

   Thank you, Roger. Good morning, everybody. I'm extremely pleased with our record results this quarter. Our top line sales growth accelerated, driven by strong full price selling and fast inventory turns. Markdowns were significantly lower as a result of a terrific merchandise assortment and fewer promotions. We continue to control our expenses, leveraging rent, store payroll, and advertising costs.

Now I will review the third quarter financial results. Total consolidated sales increased 34.7 percent to $503.4 million from $373.8 million last year. Total sales included $23.9 million from the Bluenotes chain. Third quarter comparable store sales for the American Eagle brand increased 26.8 percent compared to a comp decline of 10.4 percent in the third quarter last year. Consolidated comps increased 24.9 percent. Comps for the Bluenotes stores declined 0.9 percent.

As a percent of sales, our gross margin leveraged 900 basis points to 47.1 percent from 38.1 percent in the third quarter of last year. 47.1 percent was an all-time high gross margin for our company, reflecting a stronger merchandise margin, as well as the leveraging of buying, occupancy and warehousing expense. The increase in our merchandise margin was largely due to a significant reduction in markdowns. Our IMU improved 150 basis points, reflecting lower merchandise costs, and importantly, initiatives to control air freight and reduce sell offs. Strong comp store sales enabled us to leverage buying, occupancy, and warehousing expense by 240 basis points due primarily to the leveraging of rent. By division, the American Eagle brand contributed to the improvement in the gross margin, while Bluenotes had a neutral impact.

We leveraged SG&A expense by 150 basis points over the third quarter last year, declining to 24.9 percent of sales from 26.4 percent. Within SG&A, advertising, leasing expense, and communication costs leveraged as a result of our ongoing expense control initiatives. We also leveraged home office and store salaries. These improvements were partially offset by accruals for incentive compensation, an expense that we did not occur last year. Excluding incentives, SG&A dollars increased 12.5 percent as a result of square footage growth of 7 percent combined with higher variable expense associated with a strong comp store sales performance.

The third quarter operating income margin increased 1,330 basis points to 19 percent from 5.7 percent last year. This was our highest operating margin rate since the fourth quarter of 1999.

In the quarter, we incurred other expense totaling $596,000 compared to other income of $483,000 last year. Higher interest income reflecting a higher cash balance was offset by expense related to the early termination of our Canadian swap agreement and term loan facility. Fully diluted EPS more than tripled to 77 cents per share.

 Our balance sheet remains very strong. We ended the quarter with $385 million in cash and short term investments, an increase of $179 million from the end of the third quarter last year. In addition to this, we have $34 million of long-term investments consisting of fixed income securities with maturities of less than two years. At the end of the quarter, total consolidated merchandise inventories were up $11 million to $205 million. U.S. inventory per square foot at cost was flat to last year, however units per foot were up 4 percent. We are very comfortable with our current inventory level and composition. Our inventory turn improved 21 percent in the third quarter and 15 percent year-to-date. Looking out to the end of the fourth quarter, we expect U.S. inventory at cost per foot to be up in the mid single digits. Capital expenditures year-to-date totaled $78 million, related to our new and remodeled stores as well as the purchase of our home office building, which totaled $20 million. For the year, we expect capital expenditures to be approximately $90 million.

Now regarding our outlook - We are very pleased by the current pace of business and the good response to our holiday assortments. At this time we are providing fourth quarter earnings guidance in the range of $1.00 to $1.03 per share. Last year we earned 57 cents per share in the fourth quarter, which excludes the goodwill impairment charge of 8 cents per share related to Bluenotes. Looking out to next year, as Roger and Jim noted, we have tremendous opportunities. The AE brand has strong momentum and we will continue to maximize our business, category by category. We have improved our execution across the board and focus on operating efficiency is now part of our corporate culture. For 2005, we have planned the business prudently. We have identified merchandise opportunities that will enable to us achieve positive same store sales growth next year. As far as margins go, we expect to leverage buying, occupancy and warehousing costs, as well as SG&A with a minimum of a low single-digit comp increase. Based upon our current outlook, I believe we can achieve at least a double-digit increase in earnings next year. Thank you and now we will open the call for questions. Tamara?

Operator

   Richard Jaffe, Legg Mason.

 Richard Jaffe  - Legg Mason - Analyst

 Tremendous quarter. Could we just talk a little bit about the future of Bluenotes? What's worked up there and what's not working and how you see that business unfolding going forward?

 James O'Donnell  - American Eagle Outfitters Inc - CEO

 Sure. As I stated earlier, we are disappointed with our current results and I'm considering other alternatives, and at this time I'm not at liberty to give you what the definitive results may be of the study. But when I do reach that decision, I assure you there will be an announcement made very quickly.

 Richard Jaffe  - Legg Mason - Analyst

   Just a follow up, could you talk about this year's ad spending and promotional efforts, both dollars and initiatives versus last year in the fourth quarter?

 Michael Leedy  - American Eagle Outfitters Inc - Chief Marketing Officer

 Hey, Richard, it's Michael Leedy, how are you?

 Richard Jaffe  - Legg Mason - Analyst

 Hey, Mike. Good to hear from you.

 Michael Leedy  - American Eagle Outfitters Inc - Chief Marketing Officer

 Just from an expense standpoint, this is a consolidated number I am going to give you. Through the third quarter this year actual we're lower, we're 3.1 percent of sales versus 4.1 percent last year. So big improvement over the year before. And I think the big story is that we are doing a lot more with the dollars. I think we are doing things better. I think we are doing things differently. If you look at what we did with the AE Jeans Will Rock You campaign for back-to-school, it clearly captured our customers imagination, drove profitable traffic to the stores. And when you look at the market share gains that Roger talked about, I mean, that's something - that's a collective effort of the whole team, but the marketing had a big piece to do with that.

 Richard Jaffe  - Legg Mason - Analyst

 So for fourth quarter will you stay on that 3.1 percent track which would be down but --

 Michael Leedy  - American Eagle Outfitters Inc - Chief Marketing Officer

 We are on a track to be down versus last year on a percent of sales basis. We are on a really healthy track and the trends of basically doing more with less dollars we are continuing on. We have a lot of exciting thing happening for holiday. I think Roger mentioned a couple of things in his comments. We are very, very happy with the great gifts program that we have. Again capturing the emotion of the brand in a major way. We've raised a half a million dollars for charity with our bracelet campaign, and we're looking forward to the rest of the season. We have a lot of great things planned. Actually, there will be an announcement tomorrow -- a press release regarding our relationship with Sony Connect and the music that we are going to offer our customers.

 Roger Markfield  - American Eagle Outfitters Inc - Vice Chairman and President

 Richard, as you know, with over 800 stores between the United States and Canada, the best promotion we can do is to have the best looking stores, and I think if you visit our store right now, and you look at our windows and you look at what's inside, it says it all. That's the best advertising we can have.

 Richard Jaffe  - Legg Mason - Analyst

 Absolutely. I look forward to it, Roger. Thanks very much.

Operator

 Dana Cohen, Banc of America Securities.

 Dana Cohen  - Banc of America Securities - Analyst

 Hi, guys. Couple of questions. Laura, I sort of got confused on your comments on inventory. Can you just start with that, just repeat the numbers?

 Laura Weil  - American Eagle Outfitters Inc - EVP and CFO

 Sure. Inventory per square foot was flat.

 Dana Cohen  - Banc of America Securities - Analyst

 Right.

 Laura Weil  - American Eagle Outfitters Inc - EVP and CFO

 Inventory in total was up in units mid single digits.

 Dana Cohen  - Banc of America Securities - Analyst

 So units per square foot is mid single-digit, dollar per square foot is flat.

 Laura Weil  - American Eagle Outfitters Inc - EVP and CFO

 Right. 4 percent per unit.

 Dana Cohen  - Banc of America Securities - Analyst

 Okay. I got a little confused there. Sounds like you guys are pleased with early business. Can you just -- last time I think you guys started this call by saying you had seen no change in trend. Can you just talk a little bit more about that? And then lastly, on the Bluenotes issue, is there any sort of time horizon without getting into details, but I mean, obviously, this has been the sort of one issue out there this year in what was otherwise -- is turning out to be a stellar year? I mean, what sort of time horizon do you have internally to deal with it?

 James O'Donnell  - American Eagle Outfitters Inc - CEO

 Dana, let me, I would rather not comment on the sales question you have. Other than to say we are pleased with the start of the month of November. And with regards to Bluenotes, no, I don't have a particular or a definitive time line, but I am considering a number of alternatives and at the appropriate time, when a decision is made, I will be sure to get an announcement out to everyone. But I have not really locked into a date or a time.

 Dana Cohen  - Banc of America Securities - Analyst

 Then lastly I think what you said was that the new concept would be an '06 event. Is that correct?

 James O'Donnell  - American Eagle Outfitters Inc - CEO

 That is correct. Our current plan calls for spring of '06.

 Dana Cohen  - Banc of America Securities - Analyst

 Okay. Great. Thank you.

 James O'Donnell  - American Eagle Outfitters Inc - CEO

 You're welcome.

Operator

 Jeff Klinefelter, Piper Jaffray.

 Jeff Klinefelter  - Piper Jaffray - Analyst

 Yes, congratulations to everyone on a terrific year. A couple questions, One, Jim, in terms of the new concept, back at your last investor event I think you mentioned that sometime within the next 90 days you would be announcing something. Is that still on track to have some kind of announcement coming on what that will be? Then secondly, in terms of the new and remodeled stores, it sounds like about 30 to 40 new, 60 to 70 remodeled, what does that shake out to in terms of a square footage growth rate for next year?

 James O'Donnell  - American Eagle Outfitters Inc - CEO

 Okay. Thanks for the kind words, Jeff. On the new concept, let me put a little color around where we are with it. Several months ago, we were pursuing actually two separate alternatives for the new concept. One of those was a joint venture, which would likely have resulted in public announcement. This alternative no longer exists. And so we've chose to move forward and do it organically. At this particular time, I would say the timetable for an announcement would be within the next 60 to 90 days. With some definitive, maybe with some definitive direction.

 Laura Weil  - American Eagle Outfitters Inc - EVP and CFO

 Square footage for next year, Jeff, is right now in the range of 5 to 6 percent, including new stores and remodels. This year it was roughly 7.

 Jeff Klinefelter  - Piper Jaffray - Analyst

 So, Laura, your guidance on doing -- on achieving at least a low double-digit EPS growth rate next year is kind --

 Laura Weil  - American Eagle Outfitters Inc - EVP and CFO

 -- I didn't say low, I said at least a double-digit.

 Jeff Klinefelter  - Piper Jaffray - Analyst

 At least a double digit. So you are baking in that square footage growth rate, some kind of a positive comp trend, obviously, and then --

 Laura Weil  - American Eagle Outfitters Inc - EVP and CFO

 I sure am.

 Jeff Klinefelter  - Piper Jaffray - Analyst

 -- and then ongoing leverage within your -- is it more IMU, or is it ongoing efficiencies with markdown reductions?

 Laura Weil  - American Eagle Outfitters Inc - EVP and CFO

 It's both. I think that the IMU is - I think we will see some improvement, but we are not baking in some extraordinary increase. I think that we've reached a level of productivity in our stores and sales per square foot that allow us to leverage our rent and other expenses in the business with a very low comp. So I think it's a combination of continued good performance and merchandise margins along with reaching that productivity level that allows us now to leverage with a reasonable comp expectation.

 Jeff Klinefelter  - Piper Jaffray - Analyst

 Okay. Great. Thank you. Good luck with the holidays.

 Laura Weil  - American Eagle Outfitters Inc - EVP and CFO

 Thank you.

Operator

 Richard Baum, Credit Suisse First Boston.

 Richard Baum  - Credit Suisse First Boston - Analyst

 Good morning, everybody.

 Laura Weil  - American Eagle Outfitters Inc - EVP and CFO

 Hi, Richard.

 Richard Baum  - Credit Suisse First Boston - Analyst

 Congratulations as well. Stunning quarter. I've got three questions. One is - could you talk a little bit about the new systems that I think Jim mentioned that you will be launching next year and what you expect them to do? Secondly, for Roger, when you talked about the rating of the AE jeans, I guess I would be curious as to what the number one brand was and what is the spread between yourselves and the number one brand? And then thirdly, you talked about being quote, unquote, closer to your consumers. Can you talk about things that you are specifically doing with regard to consumer research or any other marketing initiatives that have improved the flow of information that you are getting from your consumers that's enabled you to get fashion right merchandise? Thank you.

 Roger Markfield  - American Eagle Outfitters Inc - Vice Chairman and President

 Laura is going to take the first one, Richard.

 Laura Weil  - American Eagle Outfitters Inc - EVP and CFO

 Richard, one of the most exciting initiatives we have going in information technology is the installation of Profit Logic. We installed that this fall. It is now up and running. And what it enables us to do is optimize our markdowns and also very importantly and most immediately take markdowns on a regionalized basis. We are already seeing some powerful results from our installation, but we don't think that we can give any real guidance on what it will do for our markdown rate until we've gone through a full cycle in both our men's and women's business and finish the season. So some time in the spring, I think we will have a good idea of what this means for us on an apples-to-apples basis. This year so far our markdown improvement is really the result of better merchandise and fewer promotions versus last year. So next year I think we will be on a level playing field and we'll be able to give you a better idea of just how powerful this tool can be for us.

 Roger Markfield  - American Eagle Outfitters Inc - Vice Chairman and President

 Richard, NPD's report from July through September on the 15 to 25 year old put American Eagle as number two. 10.9 percent volume share of market - that's a dollar volume share, against last year's 7 percent, an enormous increase. The only company ahead of us was Old Navy and obviously predicated on the size of their stores and their price points and the size of the square footage that they have, this is an amazing, amazing statement of the brand. I am going to have Susan talk to how we are closer to the consumer.

 Richard Baum  - Credit Suisse First Boston - Analyst

 Roger, before you leave that what were Old Navy's numbers?

 Roger Markfield  - American Eagle Outfitters Inc - Vice Chairman and President

 Old Navy was 13.2 percent, according to the NPD study.

 Richard Baum  - Credit Suisse First Boston - Analyst

 And last year what were they?

 Roger Markfield  - American Eagle Outfitters Inc - Vice Chairman and President

 15.6.

 Richard Baum  - Credit Suisse First Boston - Analyst

 I'm sorry?

 Roger Markfield  - American Eagle Outfitters Inc - Vice Chairman and President

 15.6.

 Richard Baum  - Credit Suisse First Boston - Analyst

 Have they lost share?

 Roger Markfield  - American Eagle Outfitters Inc - Vice Chairman and President

 In this 15 to 25 years old, according to NPD which is what we all use.

 Richard Baum  - Credit Suisse First Boston - Analyst

 Right.

 Susan McGalla  - American Eagle Outfitters Inc - EVP and Chief Merchandising Officer

 Okay, Richard, to comment on the consumer research, as Jim talked about in his opening comments, the disciplines around the business, our consumer research approach is really multifaceted and there's some ongoing disciplines and some new disciplines in our business. As we've talked to you many times before about our testing strategy, we are passionate about listening to the customer as it comes to actually putting product out there and testing it and it's a part of our process and that's a very important part of our consumer research. But the other things are, we have ongoing focus groups that are part of our process - as a matter of fact I spent Tuesday all day with 18 high school and college kids, just listening to them talk to us about the brand, about our product and about what they are into. That's a very important part of our world here. Some new things that we have done -we have some grassroots efforts out there to listen to the customer, but also what we've done interestingly in the last year that's been very valuable to us, is some in-store fit clinics. Actually getting out there with some of our key items and finding out in all size ranges, how they feel, what their feedback is on the product, why they like it, what they would rather see from us, and that's been an ongoing process for us as well. Those are just a few things that make up what consumer research is for us.

 Richard Baum  - Credit Suisse First Boston - Analyst

 Thank you. Good luck in the fourth quarter.

 Susan McGalla  - American Eagle Outfitters Inc - EVP and Chief Merchandising Officer

 Thanks.

Operator

 Lauren Levitan, SG Cowen.

 Lauren Levitan  - SG Cowen - Analyst

 Thanks. Good morning.

 Laura Weil  - American Eagle Outfitters Inc - EVP and CFO

 Hi, Lauren.

 Lauren Levitan  - SG Cowen - Analyst

 Roger, you made some comments about spring and some of the areas where you thought you might have some opportunities that weren't fully addressed last spring and then you also mentioned that you felt good about some of those forward fashion trends. I'm wondering if you can elaborate a little bit, and maybe give us a sense -are these within existing categories or new categories? And then also for Laura or for Jim, just curious if you can give us some update or thoughts on how some of that cash might be deployed and how much of that is necessary for pursuing the new concept that you will talk about with us shortly. Thank you.

 Roger Markfield  - American Eagle Outfitters Inc - Vice Chairman and President

 Lauren, I know you would be shocked if I gave that information out so I won't.

 Lauren Levitan  - SG Cowen - Analyst

 Even just in terms of the sense of, are you talking about things from last spring's business that --

 Roger Markfield  - American Eagle Outfitters Inc - Vice Chairman and President

 Combination. Combination of new things we see that are very appropriate. The fashion trends work very well with us. And things we've identified.

 Lauren Levitan  - SG Cowen - Analyst

 Okay.

 James O'Donnell  - American Eagle Outfitters Inc - CEO

 Lauren, from the cash position, yes, we are in an extremely strong cash position as Laura has stated. The new concept will probably be the number one driver in use of cash for next year. And hopefully in the ensuing years. There are a number of other initiatives we are looking at, but I'm really not at liberty because we have not really approved or truly defined what action we might take, but we are considering some other alternatives for use of cash.

 Lauren Levitan  - SG Cowen - Analyst

 Is there a target level of cash that you would like to maintain on the balance sheet for a rainy day?

 Laura Weil  - American Eagle Outfitters Inc - EVP and CFO

 You know we like cash in American Eagle. We added a 179 million this quarter year to year, and we are projected to end the year with a very healthy 500 million in cash, we've recommended to the Board that we pursue a varied deployment of cash. I don't think I can tell you today what exactly the level is that we want to keep in the business, but we are cognizant that we want to give the highest and best return to our shareholders. We initiated the dividend. We have the new concept that we will be launching in '06, and we will obviously explore share repurchase.

 Lauren Levitan  - SG Cowen - Analyst

 Thanks. Very helpful and good luck in the fourth quarter.

 Laura Weil  - American Eagle Outfitters Inc - EVP and CFO

 Thanks.

Operator

 John Morris, Harris Nesbitt.

 John Morris  - Harris Nesbitt - Analyst

 Thanks. Good morning and congratulations to you all. A couple of quick questions. First of all, Laura, could you clarify -- maybe I kind of missed it, but it sounded to me like on the SG&A you said ex the accrual dollars would have been up about 12 percent. Did I get that right?

 Laura Weil  - American Eagle Outfitters Inc - EVP and CFO

 That's correct.

 John Morris  - Harris Nesbitt - Analyst

 Okay. And then were you -- can I infer from your comments regarding some of the parameters you gave on those lines for the beginning of next year, the first half, that SG&A might be up about the same order of magnitude, all things being equal, something like low double digits?

 Laura Weil  - American Eagle Outfitters Inc - EVP and CFO

 I don't think it will be up quite that much. I mean right now our current projections -- and again it's a projection, is up in the high single digits.

 John Morris  - Harris Nesbitt - Analyst

 Okay. That makes sense. And then also just to clarify, I had in my notes I may be mistaken, but I thought maybe inventories for the fourth quarter in previous conference call -- I think on the second quarter call you had talked about being up, planning up about low single digits and now you are looking up mid single digits. Am I correct that that's notched up a little bit?

 Laura Weil  - American Eagle Outfitters Inc - EVP and CFO

 Yeah. I mean, the majority of the increase is denim, and as Roger and Susan and everyone has said, we are the denim destination. We basically doubled our market share in denim and we are going to have an appropriate level of denim going into spring.

 John Morris  - Harris Nesbitt - Analyst

 That makes a lot of sense. And then just finally, quotas coming off -- open-ended question but Roger or whoever wants to speak to it, what are your initial thoughts about how you might be positioning yourselves and taking -- capitalizing on that opportunity?

 Roger Markfield  - American Eagle Outfitters Inc - Vice Chairman and President

 We have great sources of supply, John, at this point in time. We are protecting those sources of supply like everyone else. We are waiting to see exactly what happens in China. China is a big player for us. Our sourcing partner with Li & Fung is very much involved in it. Whatever right decisions need to be made at the right time, they will be made.

 John Morris  - Harris Nesbitt - Analyst

 Great. Good luck for holiday, guys.

 Roger Markfield  - American Eagle Outfitters Inc - Vice Chairman and President

 Thank you.

 James O'Donnell  - American Eagle Outfitters Inc - CEO

 Thanks.

Operator

 Dorothy Lakner, CIBC World Markets.

 Dorothy Lakner  - CIBC World Markets - Analyst

 Thanks. Good morning, everyone, and congratulations.

 Laura Weil  - American Eagle Outfitters Inc - EVP and CFO

 Thanks, Dorothy.

 Dorothy Lakner  - CIBC World Markets - Analyst

 Just to follow up a little bit differently on sourcing and just if you are seeing any kind of delays coming through the West Coast ports, I guess is back in the news again, and obviously you've had a great business and are well set up for holiday, but just any concerns there, and especially in terms of what that might do to transportation costs and so forth? Then could you just remind us what kind of promotional activity you did last year in the fourth quarter? Obviously, that seems a lot less necessary this year. And finally just a break down of men's and women's as a percent of sales in the quarter. Thanks.

 James O'Donnell  - American Eagle Outfitters Inc - CEO

 Dorothy, I will take the first part regarding the potential transportation delays vis-a-vis the West Coast ports. We have not experienced any undue delays primarily through our anticipation of potential problems there and combined with the ability to move product to various other ports. We've moved product into Seattle and into the East Coast ports whether they come through New York or Miami. And so we have been able to divert some product through into other ports, and we also have a strategic plan in place to fly certain product into the United States so that did not encounter any delays. We are very pleased with the product flow and to date we are not experiencing any problems with fourth quarter and so far our first quarter product looks like it will be on time.

 Susan McGalla  - American Eagle Outfitters Inc - EVP and Chief Merchandising Officer

 Dorothy, I will comment on the promotional stance for holiday. First of all, just to comment briefly on third quarter, our commitment to our value proposition has opened up a lot of doors for us quite honestly. If you look throughout the third quarter, we went through the third quarter without any kind of clearance event. They were all planned promotions at our lease line and that's really resonating with our customer and we are backing up holiday with that same successful strategy and you will see planned promotions, very exciting items at the lease line that will entice the customer to come in for gift giving. The other thing I want to mention is just to reinforce -- I think Roger mentioned it in the opening comments that, again, our strategy on our couponing, we have 60 to 70 percent less coupons that we are planning to have out there for the holiday season. So we are very, very pleased with the direction of our business as it relates to our promotional stance.

 Dorothy Lakner  - CIBC World Markets - Analyst

 So 60 percent less, also in the fourth quarter?

 Susan McGalla  - American Eagle Outfitters Inc - EVP and Chief MerchandisingOfficer

 Yes.

 Dorothy Lakner  - CIBC World Markets - Analyst

 Great. And then men's and women's breakdown?

 Laura Weil  - American Eagle Outfitters Inc - EVP and CFO

 It's about 65, 35.

 Dorothy Lakner  - CIBC World Markets - Analyst

 Great. Thank you.

 James O'Donnell  - American Eagle Outfitters Inc - CEO

 Thanks, Dorothy.

Operator

 Dana Telsey, Bear Stearns.

 Dana Tesley  - Bear Stearns - Analyst

 Good morning everyone and congratulations.

 Laura Weil  - American Eagle Outfitters Inc - EVP and CFO

 Thanks, Dana.

 Dana Tesley  - Bear Stearns - Analyst

 Can you talk a little bit about intimates and beauty, how the 50 in-store departments are doing, how the initial side by side tests are doing and where you see that going further? And I think you had mentioned earlier that traffic counters have been placed in some of your stores. How is that helping you expanding it? And lastly as denim seems to be more like an all year round category, not just back-to-school, where do you want it to be as a percentage of the mix? Thank you.

 Laura Weil  - American Eagle Outfitters Inc - EVP and CFO

 I will do traffic counters and Susan will talk about personal care. The traffic counters, we have them in generally all the stores and what they've allowed us to do is really measure our conversion rate. And as a result we've been able to tell -- we've also been able to link it to our payroll and to better plan payroll around the time that our customers are in the stores. So the traffic counters have already been a big plus to our business, and I think they will continue to be even more powerful as we use them and anniversary them in all of our stores.

 Susan McGalla  - American Eagle Outfitters Inc - EVP and Chief Merchandising Officer

 Dana, to briefly comment on the denim. We aren't comfortable quoting you a percentage that we want it to be of the business. We can just assure you that what the customers wants we will make sure that we're there to give it to them in size and stock on all the key items. As it relates to intimates expansion, that is very clearly a growth strategy for us. We are the only person in our lifestyle segment that offers this in a way that we do. And we are out there right now just briefly to touch on it. We have kind of a laboratory of a test going on. We have about 12 stores, 2 of those are side by side locations. 10 of them are expanded in-store shops. And our early indications of that - the numbers coming back through and the consumer response are quite positive. So what we are doing to respond to that is, we are building a team. We've hired a very talented woman to come in and head it up, Kathy Volker. She's heading up that strategy for us. She joined us a few weeks ago and we are building a team to set that thing up for success. We don't have a lot of specifics for you yet, but stay tuned and we are putting a strategy together.

 Dana Tesley  - Bear Stearns - Analyst

 And what's Kathy's background, where is she from?

 Laura Weil  - American Eagle Outfitters Inc - EVP and CFO

 She has extensive experience with Vanity Fair and some other companies. ESPRIT and Danskin. So some terrific leadership, management and strategic experience in this segment.

 Dana Tesley  - Bear Stearns - Analyst

 Thank you and congratulations once again.

 Laura Weil  - American Eagle Outfitters Inc - EVP and CFO

 Thank you.

Operator

 Janet Kloppenburg, JJK Research.

 Janet Kloppenburg  - JJK Research - Analyst

 Congratulations, Roger. Great job. And to the team. Just a couple of questions. When you look out to '06 and do you think about the opportunity for further gross margin increases, the level that -- or the rate that -- of change this year has been quite substantial, and if you do, do you think that comes from higher IMUs or lower promotions or how do you see it coming, the easiest way, Roger, without having to add to the environment?

 Roger Markfield  - American Eagle Outfitters Inc - Vice Chairman and President

 I am going to let my financial partner take that.

 Laura Weil  - American Eagle Outfitters Inc - EVP and CFO

 Thanks, Janet.

 Janet Kloppenburg  - JJK Research - Analyst

 I'm sorry, Laura, please answer the question for me. I don't care who answers the question. And then as far as the new concept goes, I was wondering if you could talk about if you've built a team there or when that team would be in place and if you could talk about whether there would be any costs associated with building up that infrastructure that would come through the P&L in '05? Thanks.

 Laura Weil  - American Eagle Outfitters Inc - EVP and CFO

 Okay. Janet, I am going to just address '05 and a little bit on '06. '05 we do see opportunity for improvement in the gross margin. We absolutely do. Slight, but improvement. Clearly, we don't have a crystal ball about what will happen with quotas. We are working in China. The opportunity is obviously to see better IMUs, especially when we combine it with our powerful brand, we think that we can obviously retain some of that improvement. But '06 is a long way away, but I would like to see us be consistent. I would like us to improve upon our expected gross margins. This year, for next year, and I also think that one of the things that happens in gross margins in addition -- obviously, the most important thing is our merchandise margins, the markdown level and the IMU, but also leveraging rent. Our next big investment is really our stores, and we've added some incredibly powerful stores and I think we will continue to see leveraging in rent occupancy and buying costs.

 Janet Kloppenburg  - JJK Research - Analyst

 Great. But do you think about being a less promotional brand as we've seen other brands move towards that direction or do you think that your customer is driven by promotion?

 Laura Weil  - American Eagle Outfitters Inc - EVP and CFO

 Well, clearly this year is a great example of letting go of a lot of unnecessary promotions.

 Janet Kloppenburg  - JJK Research - Analyst

 So when the product is right, you don't need --

 Laura Weil  - American Eagle Outfitters Inc - EVP and CFO

 When the product is right. And we're -- as Susan pointed out, we are a value brand. We are great fashion at a great value. So it's a different strategy from some of our competition.

 Janet Kloppenburg  - JJK Research - Analyst

 And on the new concept?

 Roger Markfield  - American Eagle Outfitters Inc - Vice Chairman and President

 Janet, on the new concept, I've been working on this for, in my mind for a couple of years but in actual format in the last six months quite, quite strenuously. I think we've come up with a format and a concept that is quite something. And as Jim said, in about 60 to 90 days, we will make a statement on it and we will open up the first group of stores in '06. I think it's something that's not out there. I think it's something for the 21st century the same way I felt about the Gap in the 70s and 80s you know, and the same way I felt about American Eagle in the 90s. I think this is very special and very big.

 Janet Kloppenburg  - JJK Research - Analyst

 Okay, but what about the team? Have you put together --?

 Roger Markfield  - American Eagle Outfitters Inc - Vice Chairman and President

 We are very close to putting together a world class team.

 Janet Kloppenburg  - JJK Research - Analyst

 Okay. Thank you so much.

Operator

 Stacy Pak, Prudential Equity.

 Stacy Pak  - Prudential Equity - Analyst

 Thanks. I was wondering if markdowns for the year will be at a record low? And then I was wondering if you could talk about -- I know you don't want to give a lot of detail but, Roger or Susan, do you think preppy -- the preppy trends is going to be as strong next year '05 as it was this year? Is boho something that you are going to address? And then on the men's business, are wovens and polos going to be there sort of as strong in the summer next year, or is there something to take over that continues to drive the men's business generally?

 Laura Weil  - American Eagle Outfitters Inc - EVP and CFO

 I'll take markdowns.

 Stacy Pak  - Prudential Equity - Analyst

 You got the easy one, Laura.

 Laura Weil  - American Eagle Outfitters Inc - EVP and CFO

 I know. The markdowns - clearly this year we expect them to be the lowest that we've seen in a number of years. But I can't tell you for sure if it will be a record but it appears as if it will be.

 Stacy Pak  - Prudential Equity - Analyst

 So far they are?

 Laura Weil  - American Eagle Outfitters Inc - EVP and CFO

 Yeah.

 Stacy Pak  - Prudential Equity - Analyst

 Yeah. Okay.

 Roger Markfield  - American Eagle Outfitters Inc - Vice Chairman and President

 And Susan is going to answer the other one, but I hope she doesn't tell you too much.

 Stacy Pak  - Prudential Equity - Analyst

 Come on Susan, we are friends.

 Susan McGalla  - American Eagle Outfitters Inc - EVP and Chief Merchandising Officer

 Stacy, as it relates to preppy and boho coming on -- on the scene, our design team is really talented. They are going to take all this information and interpret it the right way for the American Eagle customer. And the good news for us is, preppy continues, but there's some new takes on it and we will make sure that we are exciting in our stores. So stay tuned. Regarding the men's business and categories, I can just assure you that, again, we are, with Henry Stafford, his whole team and driving the men's business we have broad-based success, many categories that are working and we are making sure to give the guy what he wants.

 Stacy Pak  - Prudential Equity - Analyst

 You've successfully said nothing, thanks.

 Susan McGalla  - American Eagle Outfitters Inc - EVP and Chief Merchandising Officer

You're welcome.

 Laura Weil  - American Eagle Outfitters Inc - EVP and CFO

 Tamara, are there any more questions?

Operator

 Holly Guthrie, Morgan Keegan.

 Holly Guthrie  - Morgan Keegan - Analyst

 Thank you and congratulations, everybody, on a great, great quarter.

 James O'Donnell  - American Eagle Outfitters Inc - CEO

 Thank you.

 Holly Guthrie  - Morgan Keegan - Analyst

 My first question, '05 growth, could you just talk a little bit more about what remodels will add to the growth and as far as in the remodel base, how many are expansions, how many new intimate stores or beauty adjacencies or in store intimates or beauty areas you expect to expand? And then catalog, you've toyed with catalog in the past -- or I'm sorry, you've tested catalog in the past. I was wondering if that feeds into the '05 top line growth at all?

 Laura Weil  - American Eagle Outfitters Inc - EVP and CFO

 Holly, on the remodels, the remodels probably constitute about a third of the new square footage growth. So that's what you should figure in. But I would just add that the remodels and new stores are performing at the highest levels that we've ever seen in the Company. The ones that we've anniversaried for 2003. So they are performing at extremely high productivity rate. But on a square footage basis, about a third.

 Susan McGalla  - American Eagle Outfitters Inc - EVP and Chief Merchandising Officer

 On the intimates expansion, by mid next year we will expand our testing to five side by sides. We're pretty much committed to that, I think, at this point. And then the other thing we are looking at on these internal opportunities, the shop within our store, we will be looking at not only new real estate opportunities but also existing large square footage stores that we currently own and seeing how to best use that space as relates to intimates expansion.

 Michael Leedy  - American Eagle Outfitters Inc - CMO and EVP of New Business Development and E-Commerce

 And, Holly, this is Michael Leedy. On the last piece of your question, we are not looking at testing a catalog in '05.

 Holly Guthrie  - Morgan Keegan - Analyst

 Okay. And are the expansions or the additions of the intimates, are they in your square footage growth number for next year if you add more intimate stores?

 Laura Weil  - American Eagle Outfitters Inc - EVP and CFO

 Yes, they are but that's a preliminary plan, but there could be more.

 Holly Guthrie  - Morgan Keegan - Analyst

 Then as far as just a near term question on Q4, could you talk a little bit about what's in your SG&A and your cost for the fourth quarter as far as cost per system, Sarbanes, any kind of bonuses? What's -- because if you look -- the product right now looks the best that I've seen in the last five years, so I don't understand why you won't see the same kind of EPS increase in Q4 as you saw in Q3. So I'm trying to understand what -- what am I missing in the cost of the organization? Expenses?

 Laura Weil  - American Eagle Outfitters Inc - EVP and CFO

 On SG&A, I think that the SG&A numbers in terms of -- the biggest difference probably from previous quarters is that we won't be accruing as much in incentive compensation. So the SG&A growth will be lower year to year in dollars than the previous three quarters. And as you know, we typically do leverage SG&A pretty significantly in the fourth quarter. I don't know what the rest of your question was. And Sarbanes expense is included in that number. Sarbanes has been included in the entire year. And forecast are no unexpected costs that we see in the fourth quarter. Advertising is expected to leverage in the fourth quarter. So the key drivers of SG&A are built into our forecast. You have to do the numbers and you have to come up with your own estimate for the fourth quarter, but I would remind everyone that it is only a few weeks into the fourth quarter.

 Holly Guthrie  - Morgan Keegan - Analyst

 I was just meaning -- I was just going back to some of the initial comments that you were looking to upgrade the team. You are always looking for new talent. I didn't know if there would be any -- any expenses in Q4 as you hired new people and then incremental systems for '05. I didn't know if you were looking to expense any of those given the tax law changes that are imminent for '05 in Q4?

 James O'Donnell  - American Eagle Outfitters Inc - CEO

 On the new hires, we will not be experiencing any increase in expense in '04. The new concept team that Roger mentioned will all be in the '05 expense.

 Holly Guthrie  - Morgan Keegan - Analyst

 Thanks.

 Laura Weil  - American Eagle Outfitters Inc - EVP and CFO

 I think we have time for one more question, Tamara.

Operator

 Andrea Newell, Wells Fargo.

 Andrea Newell  - Wells Fargo - Analyst

 Hi, everyone.

 Laura Weil  - American Eagle Outfitters Inc - EVP and CFO

 Good morning, Andrea.

 Andrea Newell  - Wells Fargo - Analyst

 I have just a couple quick questions. I'm wondering on denim, you had great success with the basic denim and I'm wondering if there are any new washes or denim styles to come for the balance of year if you are working on something for spring, and are you seeing any difference in the fashion versus the basic styles at this point in the season?

 Roger Markfield  - American Eagle Outfitters Inc - Vice Chairman and President

 Yes and yes. There is new fashion and there's new washes.

 Susan McGalla  - American Eagle Outfitters Inc - EVP and Chief Merchandising Officer

 And we will have them.

 Andrea Newell  - Wells Fargo - Analyst

 Okay. And a second question, on -- you've spoken about the possibility of taking markdowns on a regional basis, is there -- can you talk a little bit about your ability, which I think you already have, to merchandise by region for warm weather versus cold weather stores?

 Susan McGalla  - American Eagle Outfitters Inc - EVP and Chief Merchandising Officer

 Yes, Andrea. We have just embarked on the markdown optimization tool within the last two to three months. We've been folding different parts of the Company, and we're all -- all parts of the Company are now on board. We are doing some regional markdowns. It's happening more in our clearance area at this point. We are very sensitive to customer response and the customer experience that they are not confused by size color markdowns, up end presentation, that kind of thing. So we are walking before we run to realize different opportunities that tool can give us but it's happening more back in our clearance area at this point.

 Andrea Newell  - Wells Fargo - Analyst

 Okay. And anything about the different product that you are putting in by region, depending on whether it's a warm weather or cold weather store?

 Susan McGalla  - American Eagle Outfitters Inc - EVP and Chief Merchandising Officer

 That's a very important strategy for us. It's very, very successful right now. It happened -- it applies much more to the Q3 and Q4 side of our business where the weather is more of a factor. A good example I can give you is we have a very successful sweater conversion strategy happening down in the South where a lot of it is very cotton based. Thing like that are really, really working for us and we plan to continue it.

 Andrea Newell  - Wells Fargo - Analyst

 Is that new this year?

 Susan McGalla  - American Eagle Outfitters Inc - EVP and Chief Merchandising Officer

 No, we are just getting better at it.

 Andrea Newell  - Wells Fargo - Analyst

 Okay. Great. Thank you very much.

 James O'Donnell  - American Eagle Outfitters Inc - CEO

 Thank you all very much and we wish you all a very healthy and happy holiday.

 Laura Weil  - American Eagle Outfitters Inc - EVP and CFO

Thank you.

Operator

 This concludes today's conference call. You may now disconnect.